Exhibit 10.11

SHARE SUBSCRIPTION AGREEMENT

Dated July 5, 2017

by and among

9F Inc.,

Cinda 9F Investment LP,

Nine Fortune Limited

and

the Persons Listed on Schedule A

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of July 5, 2017 by and among:

1.             9F Inc., an exempted company incorporated under the Laws of the Cayman Islands (the “Company”);

2.             Cinda 9F Investment LP, an exempted limited partnership formed under the Laws of the Cayman Islands (the “Purchaser”);

3.             Nine Fortune Limited, a business company incorporated under the Laws of the British Virgin Islands (the “Controlling Shareholder”); and

4.             each Key Subsidiary of the Company listed on Schedule A.

RECITALS

A.            The Company desires to issue and sell to the Purchaser, and the Purchaser desires to subscribe and purchase from the Company, an aggregate of 28,303 Series B preferred shares, each with a par value of US$0.0001 per share, of the Company pursuant to the terms and conditions set forth in this Agreement.

B.            The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             DEFINITIONS

In this Agreement, unless the context otherwise requires, the following words and expressions have the meanings as follows:

“Action” means any action, suit, proceeding, claim, arbitration, investigation, charge, complaint or petition, whether administrative, civil or criminal, whether at Law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“Adjusted Series B Conversion Price I” has the meaning set forth in Section 3.4(a).

“Adjusted Series B Conversion Price II” has the meaning set forth in Section 3.4(b).

“Adjusted Series B Conversion Price III” has the meaning set forth in Section 3.4(c).

“Adjustment Amount I” has the meaning set forth in Section 3.4(a).

“Adjustment Amount II” has the meaning set forth in Section 3.4(b).

“Adjustment Amount III” has the meaning set forth in Section 3.4(c).

“Affiliate” means, (i) with respect to a Person that is a natural person, such Person’s relatives, and (ii) with respect to a Person that is not a natural person, a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person (including any Subsidiary) or any investment funds managed or advised by such Person or any of its other Affiliates. For the purposes of this definition, “relative” of a Person means such Person’s spouse, parent, grandparent, child, grandchild, sibling or the spouse of such Person’s child, grandchild or sibling. Notwithstanding the foregoing, in the case of a Person that is a pooled investment vehicle or an entity wholly owned by a pooled investment vehicle, “Affiliates” shall include any of its general partners and fund managers and pooled investment vehicles managed by its fund managers, and any officers, general partners and fund managers thereof. “Affiliates” and “Affiliated” shall have correlative meanings.

“Anti-Corruption Laws” means any applicable Law regarding contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any government official, regardless of form, whether in money, property, or services.

“Approval” means any approval, authorization, release, order, consent, license or permit required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

“Arbitration Notice” has the meaning set forth in Section 10.12.

“Balance Sheet Date” means December 31, 2016.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.4.

“Business” means internet financing services as currently conducted or reasonably proposed to be conducted by the Group Companies.

“Business Day” means a day (other than a Saturday or a Sunday) that the banks in Hong Kong, the PRC, or the Cayman Islands are generally open for business.

“CFC” means “controlled foreign corporation”, as defined in section 957 of the Code.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” means any and all the Intellectual Property owned or used by any Group Company necessary for its business as currently conducted and as proposed to be conducted.

“Contracts” means legally binding contracts, agreements, engagements, purchase orders, commitments, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses or any other contractual arrangements or obligations, which are currently subsisting and not terminated or completed (with each of such Contracts being referred to as a “Contract”).

“Control” means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Control Documents” means, with respect to Domestic Company I, a series of agreements and documents entered into by and among WFOE I, Domestic Company I and the shareholders of Domestic Company I, through which the WFOE I has acquired the Control and is able to consolidate the financial results of Domestic Company I; and with respect to Domestic Company II, a series of agreements and documents entered into by and among WFOE I, Domestic Company II and the shareholders of Domestic Company II, through which the WFOE I has acquired the Control and is able to consolidate the financial results of Domestic Company II.

“Controlling Shareholder” has the meaning set forth in the Preamble.

“Conversion Shares” has the meaning set forth in Section 4.6.

“Declared Dividends” has the meaning set forth in Section 3.4(a).

“Disclosing Party” has the meaning set forth in Section 10.10(d).

“Domestic Company I” means Jiufu Jinke Holding Group Co., Ltd. (玖富金科控股集团有限责任公司), a company incorporated under the Laws of the PRC.

“Domestic Company II” means Beijing Puhui Lianyin Infotech Co., Ltd. (北京普惠联银信息技术有限公司), a company incorporated under the Laws of the PRC.

“Domestic Companies” means, collectively, Domestic Company I and Domestic Company II, and “Domestic Company” means any of them.

“Disclosure Schedule” means the letter attached to this Agreement as Exhibit C, dated the date of this Agreement from the Warrantors to the Purchaser disclosing certain exceptions to the representations and warranties under Clause 4 of this Agreement, together with all documents annexed to it. The numbers set forth in the Disclosure Schedule correspond to the enumerated sections and subsections of the Agreement.

“Dispute” has the meaning set forth in Section 10.12.

“Equity Securities” means, with respect to a given Person, any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of such Person, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“Financial Statements” means the audited balance sheets, income statements and statements of cash flow for each of the Key Subsidiaries as of and for the years ended December 31, 2015 and 2016, on a non-consolidated basis, prepared in accordance with PRC GAAP.

“Financing Terms” has the meaning set forth in Section 10.10(a).

“Governmental Authorities” means any nation, government, province, state, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any government or any political subdivision thereof, court, tribunal, arbitrator, the governing body of any securities exchange, and self-regulatory organization, in each case having competent jurisdiction (with each of such Governmental Authorities being referred to as a “Governmental Authority”).

“Group Companies” means the Company and its Subsidiaries, including without limitation the HK Subsidiary, the WFOEs, and Domestic Companies.

“HKIAC” has the meaning set forth in Section 10.12.

“HKIAC Rules” has the meaning set forth in Section 10.12.

“HK Subsidiary” means JiuFu Financial Information Service Limited, a company incorporated under the Laws of Hong Kong.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IPO” means a firm commitment underwritten registered initial public offering by the Company of its Ordinary Shares (or securities of the Company representing the Ordinary Shares), on New York Stock Exchange, NASDAQ, Hong Kong Stock Exchange or other internationally recognized stock exchange, as approved by the Shareholders in accordance with the Shareholders Agreement and the Restated Articles.

“Indemnified Persons” means the Purchaser, its Affiliates, officers, directors, direct or indirect stockholders, employees, trustees, attorneys and representatives.

“Indemnity Threshold” has the meaning set forth in Section 9.4.

“Intellectual Property” means (i) all inventions and patents, together with all applications, reissuances, continuations, revisions, and extensions thereof, (ii) all registered and material unregistered trademarks, service marks, trade dress, logos, trade names and corporate names and domain names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works (including all works of authorship, works made for hire and mask works), all copyrights (together with all applications, registrations and renewals in connection therewith) and all unregistered copyrights, (iv) all trade secrets and confidential business information (including ideas, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, technology, technical data, designs, drawings, flowcharts, diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all Software, (vi) all domain names, web sites, web pages and any part thereof, (vii) all other proprietary rights, (viii) all licenses, sublicenses, agreements, consents or permissions related to the foregoing, and (ix) all media on which any of the foregoing is stored or all documentation related to any of the foregoing.

“Interested Party” means the Controlling Shareholder, any officer or director of a Group Company, or any Affiliate of any such Person or of any Group Company, except for any other Group Company.

“Key Subsidiaries” means, collectively, the Subsidiaries of the Company listed in Schedule A, each a “Key Subsidiary”, and which collectively accounted for at least 70% of the consolidated revenue of the Group Companies for the year ended the Balance Sheet Date.

“Law” means any law, rule, constitution, code, ordinance, statute, treaty, decree, regulation, common law, order, official policy, circular, provision, administrative order, interpretation, injunction, judgment, ruling, assessment, writ or other legislative measure, in each case of any Governmental Authority.

“Lien” means

(a)           any mortgage, charge, lien, pledge or other encumbrance securing any obligation of any Person;

(b)           any option, right to acquire, right of pre-emption, right of set-off or other arrangement under which money or claims to, or for the benefit of, any Person may be applied or set off so as to effect discharge of any sum owed or payable to any Person; or

(c)           any equity, assignment, hypothecation, title retention, claim, restriction, power of sale or other type of preferential arrangement the effect of which is to give a creditor in respect of indebtedness a preferential position in relation to any asset of a Person on any insolvency proceeding of that Person.

“Losses” means any and all losses, claims, Actions, damages, liabilities and expenses (joint or several), including attorneys’ fees and disbursements and all other expenses incurred in investigating, preparing, compromising or defending against any such litigation, commenced or threatened, or any claim whatsoever and all amounts paid in settlement of any such claim or litigation, to which any of the Indemnified Persons may become subject.

“Material Adverse Effect” means a material adverse effect on (a) the ability of any Warrantor to consummate or perform the transactions contemplated by this Agreement and the other Transaction Documents (to the extent it is a party thereto) or any Control Document with respect to Domestic Company I, or (b) the operations, results of operations, condition (financial or otherwise), properties, assets, liabilities, business or prospects of the Group Companies, taken as a whole, provided that in no event shall any of the following constitute a Material Adverse Effect: (i) changes affecting the industry in which the Group Companies operate, the economy or financial, credit or securities markets or political conditions generally in the PRC (except where such changes affect the Group Companies to a disproportionate extent); or (ii) effects resulting from any breach of this Agreement by the Purchaser.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Order” means any injunction, judgment, order, decree, stipulation or determination by or with any Governmental Authority.

“Ordinary Shares” means the ordinary shares of the Company each with a par value of US$0.0001 per share.

“Parties” means the named parties to this Agreement and their respective successors and permitted assigns (with each of such Parties being referred to as a “Party”).

“Per Share Offering Price” has the meaning set forth in Section 3.4(a).

“Per Share Purchase Price” has the meaning set forth in Section 2.2.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise, entity or legal person.

“PFIC” means “passive foreign investment company”, as defined in section 1297 of the Code.

“PRC” means the People’s Republic of China and for purposes of this Agreement, excludes Hong Kong, Macao Special Administrative Region and Taiwan.

“PRC Companies” means, collectively, the WFOEs and the Domestic Companies and “PRC Company” means any of them.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Shares” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the Preamble.

“Qualified IPO” has the meaning set forth in the Restated Articles.

“Restated Articles” means the second amended and restated memorandum and articles of association of the Company to be adopted on or prior to the Closing Date, in substantially the same form as attached hereto in Exhibit B.

“SAFE” means the State Administration of Foreign Exchange of the PRC and its local branches.

“SAFE Rules and Regulations” means the SAFE Circular on Issues Relating to the Administration of Foreign Exchange of Company Financing through Offshore Special Purpose Vehicles and Round-Tripping Investment by PRC Resident (国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知[汇发(2014)37 号]) issued by SAFE on July 14, 2014 with effect from July 14, 2014 (as supplemented by implementing rules and regulations and including any successor rule or regulation) and any other applicable rules, regulations, guidelines and reporting and registration requirements issued by SAFE.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selection Period” has the meaning set forth in Section 10.12.

“Series A Director” has the meaning set forth in the Restated Articles.

“Series A Majority” has the meaning set forth in the Restated Articles.

“Series A Preferred Shares” means the Series A preferred shares of the Company each with a par value of US$0.0001 per share.

“Series B Conversion Price” has the meaning ascribed to it in the Restated Articles.

“Series B Issue Price” has the meaning ascribed to it in the Restated Articles.

“Series B Preferred Shares” means the Series B preferred shares of the Company each with a par value of US$0.0001 per share.

“Share Transfer” has the meaning set forth in Section 10.15.

“Shareholders Agreement” has the meaning set forth in Section 7.8.

“Software” means computer programs, including any and all software implementation of algorithms, models and methodologies (whether in source code or object code), databases and compilations (including any and all data and collections of data), and all related documentation.

“SPV” has the meaning set forth in Section 7.4.

“Subsidiary” means, with respect to any given Person, any Person of which the given Person, directly or indirectly, Controls, including but not limited through the ownership of more than 50% of the issued and outstanding share capital, voting interests or registered capital. For the avoidance of doubt, the Subsidiaries of the Company shall include the HK Subsidiary, the WFOEs, and the Domestic Companies.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Taxes” means (a) in the PRC: (i) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (ii) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in sub-clause (i) above, and (iii) any form of transferee liability imposed by any Governmental Authority in connection with any item described in sub-clauses (i) and (ii) above, and (b) in any jurisdiction other than the PRC: all similar liabilities as described in clause (a) above.

“Transaction Documents” means this Agreement (as may be amended and supplemented from time to time), the Disclosure Schedule, the Shareholders Agreement, the Restated Articles and any other agreements entered into in writing in connection with the transactions contemplated hereby.

“US GAAP” means the United States generally accepted accounting principles and practices as in effect from time to time.

“US$” means United States Dollars, the lawful currency of the United States.

“Warrantors” means, collectively, the Controlling Shareholder, the Company, and the Key Subsidiaries, and each, a “Warrantor”.

“WFOE I” means Beijing Jiufu Lianyin Technology Co., Ltd. (北京玖富联银科技有限公司), a company established under the Laws of the PRC.

“WFOE II” means Shanghai Jiufu Network Technology Co., Ltd. (上海玖富网络科技有限公司), a company established under the Laws of the PRC.

“WFOEs” means, collectively, WFOE I and WFOE II and “WFOE” means either of them.

2.             PURCHASE AND SALE

2.1          Authorization. Immediately before the Closing, the Company shall have authorized (i) the issuance and sale of up to 28,303 Series B Preferred Shares, having the rights, preferences, privileges and restrictions as set forth in the Restated Articles; and (ii) the reservation of such number of Conversion Shares as required for issuance upon conversion of the Series B Preferred Shares.

2.2          Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to subscribe for and purchase from the Company, the number of Series B Preferred Shares set forth opposite the Purchaser’s name on Schedule B (the “Purchased Shares”) at the per share purchase price set forth opposite the Purchaser’s name on Schedule B (the “Per Share Purchase Price”), or at a total purchase price set forth opposite the Purchaser’s name on Schedule B (the “Purchase Price”), representing a percentage of the outstanding Equity Securities in the Company on a fully-diluted and as-converted basis as at Closing as disclosed in the Disclosure Schedule. At the Closing, the Company shall issue and deliver to the Purchaser a certificate representing the Purchased Shares, duly signed by a director of the Company, in consideration for cash payment of the Purchase Price by the Purchaser to the Company.

3.             CLOSINGS: CLOSING DELIVERIES; PRICE ADJUSTMENT

3.1          Closing. The closing of the transaction contemplated under Section 2.2 (the “Closing”) shall take place remotely via the electronic exchange of the closing documents and signatures within five (5) Business Days after the satisfaction or waiver of the conditions set forth in Sections 7 and 8 or at such other time and place as the Company and the Purchaser may mutually agree upon (the date on which the Closing occurs, the “Closing Date”).

3.2          Deliveries by the Company on or prior to the Closing. On or prior to the Closing, in addition to any items the delivery of which is made an express condition to the Purchaser’s obligations at the Closing pursuant to Section 7, the Company shall deliver to the Purchaser:

(a)           a copy of duly executed written resolutions or minutes of the duly called and duly held meetings of each of the shareholders and the directors (including the Series A Director) of the Company, in a form satisfactory to the Purchaser, in which it is validly resolved (i) to approve and adopt the Restated Articles with effect on or prior to the Closing Date, (ii) to appoint the board observer designated by the Purchaser to the Board of Directors of the Company with effect from the Closing Date, (iii) to approve the entry and execution of the Transaction Documents, (iv) to approve the incorporation of the SPV, its constitutional documents and the relevant shareholders agreement, and (v) to approve and authorize the transactions contemplated under the Transaction Documents;

(b)           a copy of duly executed written resolutions or minutes of the duly called and duly held meetings of the Controlling Shareholder, in a form satisfactory to the Purchaser, in which it is validly resolved (i) to approve the entry and execution of the Transaction Documents (to the extent it is a party), and (ii) to approve and authorize the transactions contemplated under the Transaction Documents (to the extent it is a party);

(c)           a copy of duly executed written resolutions or minutes of the duly called and duly held meetings of each of the shareholders and the directors of each of the Key Subsidiaries, in a form satisfactory to the Purchaser, in which it is validly resolved (i) to approve the entry and execution of the Transaction Documents (to the extent it is a party), and (ii) to approve and authorize the transactions contemplated under the Transaction Documents (to the extent it is a party);

(d)           a copy of the updated register of members of the Company evidencing the Purchaser as the holder of the Purchased Shares as at the Closing Date, certified by a director of the Company as a true and complete copy as of the Closing Date;

(e)           a duly signed share certificate issued in the name of the Purchaser representing the Purchased Shares;

(f)            a counterpart signature page to the Shareholders Agreement, duly executed by the parties thereto (except the Purchaser);

(g)                                  delivery of legal opinion, dated the Closing Date, addressed to the limited party of the Purchaser, issued by the Hong Kong legal counsel of the limited party of the Purchaser, in form and substance satisfactory to the limited party of the Purchaser;

(h)                                 delivery of legal opinion regarding the transactions contemplated hereunder, dated the Closing Date, addressed to the Purchaser, issued by the PRC legal counsel of the Company, in form and substance satisfactory to the Purchaser;

(i)                                     delivery of legal opinion, dated the Closing Date, addressed to the Purchaser, issued by the Cayman Islands legal counsel of the Company to the Purchaser, in form and substance satisfactory to the Purchaser;

(j)                                    delivery of legal opinion, dated the Closing Date, addressed to the Purchaser, issued by the British Virgin Islands legal counsel of the Company, in form and substance satisfactory to the Purchaser;

(k)                                 a certificate issued in accordance with Section 7.12; and

(l)                                     a certificate of good standing of each of the Company and the Controlling Shareholder dated within one (1) month from the Closing Date.

3.3                               Deliveries by the Purchaser at the Closing. At the Closing, the Purchaser shall, in consideration for the Purchased Shares issued by the Company under Section 2.2, pay or cause to be paid, the Purchase Price in cash by wire transfer of immediately available funds to an account designated by the Company (unless otherwise as may be mutually agreed between the SPV and the limited partner of the Purchaser) (the “Designated Account”), provided that transfer instructions are delivered to the Purchaser at least five (5) Business Days prior to the Closing.

3.4                               IPO Adjustment.

(a)                                 If the Company completes an IPO within 12 months after the Closing and the public offering price per Ordinary Share (prior to customary underwriters’ commissions and expenses, the “Per Share Offering Price”) in the IPO is less than the result of (A) 130% of the Series B Conversion Price effective immediately prior to the completion of the IPO, minus (B) all dividends that have been declared on a Series B Preferred Share prior to the completion of the IPO (the “Declared Dividends”), then, at the option of the Company,

(i)                                     the Series B Conversion Price of each Series B Preferred Share held by the Purchaser shall, immediately prior to the completion of the IPO, be adjusted in accordance with the following formula (such new Series B Conversion Price, the “Adjusted Series B Conversion Price I”):

Adjusted Series B Conversion Price I = (Per Share Offering Price + Declared Dividends) / 130%; or

(ii)                                  the Company shall, within thirty (30) Business Days from the completion of the IPO, pay, or cause to be paid, an amount calculated in accordance with the formula below (the “Adjustment Amount I”) to the Purchaser for each Series B Preferred Share held by the Purchaser immediately prior to completion of the IPO in cash by wire transfer of immediately available funds to an account designated by the Purchaser:

Adjustment Amount I = Series B Conversion Price effective immediately prior to completion of the IPO - Adjusted Series B Conversion Price I

Upon payment of the Adjustment Amount I to the Purchaser, the Series B Issue Price and the Series B Conversion Price of each Series B Preferred Share, if any, shall be adjusted to equal the Adjusted Series B Conversion Price I.

(b)                                 If the Company completes an IPO after the expiry of 12 months after the Closing but within 24 months after the Closing and the Per Share Offering Price in the IPO is less than the result of (i) 150% of the Series B Conversion Price effective immediately prior to the completion of the IPO, minus (ii) the Declared Dividends, then, at the option of the Company,

(i)                                     the Series B Conversion Price of each Series B Preferred Share held by the Purchaser shall, immediately prior to the completion of the IPO, be adjusted in accordance with the following formula (such new Series B Conversion Price, the “Adjusted Series B Conversion Price II”):

Adjusted Series B Conversion Price II = (Per Share Offering Price + Declared Dividends) / 150%; or

(ii)                                  the Company shall, within thirty (30) Business Days from the completion of the IPO, pay, or cause to be paid, an amount calculated in accordance with the formula below (the “Adjustment Amount II”) to the Purchaser for each Series B Preferred Share held by the Purchaser immediately prior to completion of the IPO in cash by wire transfer of immediately available funds to an account designated by the Purchaser:

Adjustment Amount II = Series B Conversion Price effective immediately prior to completion of the IPO - Adjusted Series B Conversion Price II

Upon payment of the Adjustment Amount II to the Purchaser, the Series B Issue Price and the Series B Conversion Price of each Series B Preferred Share, if any, shall be adjusted to equal the Adjusted Series B Conversion Price II.

(c)                                  If the Company completes an IPO after the expiry of 24 months after the Closing and the Per Share Offering Price in the IPO is less than the result of (i) 180% of the Series B Conversion Price effective immediately prior to the completion of the IPO, minus (ii) the Declared Dividends, then, at the option of the Company,

(i)                                     the Series B Conversion Price of each Series B Preferred Share held by the Purchaser shall, immediately prior to the completion of the IPO, be adjusted in accordance with the following formula (such new Series B Conversion Price, the “Adjusted Series B Conversion Price III”):

Adjusted Series B Conversion Price III = (Per Share Offering Price + Declared Dividends) / 180%; or

(ii)                                  the Company shall, within thirty (30) Business Days from the completion of the IPO, pay, or cause to be paid, an amount calculated in accordance with the formula below (the “Adjustment Amount III”) to the Purchaser for each Series B Preferred Share held by the Purchaser immediately prior to completion of the IPO in cash by wire transfer of immediately available funds to an account designated by the Purchaser,

Adjustment Amount III = Series B Conversion Price effective immediately prior to completion of the IPO - Adjusted Series B Conversion Price III

Upon payment of the Adjustment Amount III to the Purchaser, the Series B Issue Price and the Series B Conversion Price of each Series B Preferred Share, if any, shall be adjusted to equal the Adjusted Series B Conversion Price III.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Each of the Warrantors, jointly and severally, hereby represents and warrants to the Purchaser, except as set forth in the Disclosure Schedule (disclosures contained in which shall be deemed to be exceptions to the representations and warranties set out in this Section 4 only if such disclosures are accurately stated by reference to the specific representations and warranties), as of the date hereof and the Closing Date (except as to any representations and warranties that specifically relate to a specific date, and then as of such specific date), that each of the statements contained in this Section 4 is true, complete and accurate in all respects, and not misleading in any respects, and acknowledges that the Purchaser is relying on the representations and warranties made by such Warrantor in entering into this Agreement. Each of the representations and warranties made by any Warrantor in this Section 4 shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement (except where expressly provided to the contrary).

4.1                               Organization, Standing and Qualification.

(a)                                 Except as disclosed in Section 4.1 of the Disclosure Schedule, each Group Company is duly incorporated, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its material properties and assets and to carry on its business in all material respects as now conducted and as proposed to be conducted, and to perform its obligations hereunder or under any of the other Transaction Documents. Each Group Company is qualified to do business in each jurisdiction.

(b)                                 None of the Group Companies is in, or is anticipated to enter into, liquidation, dissolution, bankruptcy, insolvency or winding-up.

4.2                               Capitalization.

(a)                                 Immediately prior to the Closing, the authorized share capital of the Company shall be US$50,000, divided into 500,000,000 shares, consisting of the following:

(i)                                     Ordinary Shares. A total of 499,852,191 authorized Ordinary Shares, par value US$0.0001 per share, of which (x) 1,244,603 shares are issued and outstanding, (y) 502,126 shares are reserved for issuance under the employee equity incentive plan of the Company, (z) 454 shares are reserved for issuance to Qin Technology Inc., (xx) 119,506 shares are reserved for issuance as conversion shares upon the conversion of the Series A Preferred Shares and (yy) 28,303 shares are reserved for issuance as Conversion Shares upon the conversion of the Series B Preferred Shares;

(ii)                                  Series A Preferred Shares. A total of 119,506 authorized Series A Preferred Shares, par value US$0.0001 per share, all of which are issued and outstanding; and

(iii)                               Series B Preferred Shares. A total of 28,303 authorized Series B Preferred Shares, par value US$0.0001 per share, none of which are issued and outstanding.

(b)                                 The share capital of each Group Company incorporated outside the PRC as of the date hereof (including the amount of share capital, the class and number of the total authorized share capital and of the issued and outstanding share capital and par value of each class of shares) is set forth in Section 4.2(b) of the Disclosure Schedule.

(c)                                  The registered capital of each of the PRC Companies as of the date hereof is set forth in Section 4.2(c) of the Disclosure Schedule. Except as set forth in Section 4.2(c) of the Disclosure Schedule, the registered capital of each PRC Company has been fully paid up.

(d)                                 Except as contemplated under this Agreement and the other Transaction Documents or set forth in Section 4.2(d) of the Disclosure Schedule, and except for the conversion privileges of the Purchased Shares or as set forth in the Control Documents, there are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind to which any Group Company is a party or by which any of them is bound obligating any of them (i) to issue, deliver or sell, or refrain from issuing, delivering or selling, any Equity Securities of any Group Company, or to grant, extend or enter into any such option, right or agreement, (ii) to repurchase, redeem or otherwise acquire, or to refrain from repurchasing, redeeming or otherwise acquiring, any Equity Securities of any Group Company, or to grant, extend or enter into any such option, right or agreement or (iii) to vote, or to refrain from voting, any Equity Securities of any Group Company.

(e)                                  A complete and current list of all legal and beneficial shareholders of the Equity Securities of each Group Company as of the date hereof is set forth in Section 4.2(e) of the Disclosure Schedule, indicating the type and number of Equity Securities of such Group Company held by each such holder of the Equity Securities of such Group Company. All outstanding share capital of each Group Company has been duly authorized and validly issued (or subscribed for), and fully paid and is non-assessable. All share capital of each Group Company is free and clear of any Lien (except for any restrictions on transfer under applicable Laws or as provided in this Agreement, the Transaction Documents or the Control Documents). No share capital of any Group Company was issued or subscribed to in violation of the preemptive rights of any Person, terms of any Contract or any applicable Law, by which such Group Company at the time of issuance or subscription was bound. Except as contemplated hereunder, (i) there is no resolution pending to increase the share capital of any Group Company; (ii) there is no outstanding Contract under which any Person purchases or otherwise acquires, or has the right to purchase or otherwise acquire, any interest in the share capital of any Group Company; (iii) there is no dividend which has accrued or been declared but is unpaid by any Group Company; and (iv) there is no outstanding or authorized equity appreciation, phantom equity, equity plan or similar right with respect to any Group Company. Except as contemplated hereby, the Company is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to any of the Equity Securities of any Group Company.

(f)                                   Except as set forth in the Control Documents, this Agreement and the other Transaction Documents, no outstanding Equity Securities of any Group Company are subject to any preemptive rights, rights of first refusal, or other rights to purchase such Equity Securities (whether in favor of such Group Company or any other Person).

4.3                               Subsidiaries; Group Structure.

(a)                                 The Company legally owns any and all of the outstanding Equity Securities in the HK Subsidiary. Except as disclosed in Section 4.3 of the Disclosure Schedule, The Company does not have any Subsidiary, or hold or Control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity, or maintain any offices or branches.

(b)                                 The HK Subsidiary legally owns any and all of the outstanding Equity Securities in the WFOEs. Except as disclosed in Section 4.3 of the Disclosure Schedule, the HK Subsidiary does not have any Subsidiary, or hold or Control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity, or maintain any offices or branches.

(c)                                  Except as disclosed in Section 4.3 of the Disclosure Schedule, the WFOEs do not have any Subsidiary, or hold or Control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity, or maintain any offices or branches.

(d)                                 All equity interests in Domestic Company I and Domestic Company II have been duly pledged to WFOE I in accordance with PRC Laws, and such equity pledges have been registered with the competent Governmental Authorities.

(e)                                  Except as disclosed in Section 4.3 of the Disclosure Schedule, the Domestic Companies do not have any Subsidiary, or hold or Control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity, or maintain any offices or branches.

4.4                               Due Authorization. All corporate actions on the part of each Warrantor and, as applicable, its respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all of its obligations under this Agreement and the other Transaction Documents, (ii) the authorization, issuance, reservation for issuance and sale of all of the Purchased Shares have been taken or will be taken prior to Closing, and (iii) the reservation of such number of Conversion Shares as required for issuance upon conversion of the Series B Preferred Shares. Each of the Warrantors has the requisite power, capacity and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform all the obligations to be performed by it hereunder and thereunder. This Agreement has been, and upon its execution each other Transaction Document will be, duly executed and delivered by each Warrantor. This Agreement and the other Transaction Documents, when executed and delivered by the Warrantors, will constitute valid and binding obligations of each Warrantor, enforceable against such Warrantor in accordance with their terms, in each case to the extent such Warrantor is a party thereto, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles (the “Bankruptcy and Equity Exception”).

4.5                               Consents and Approvals. Except as expressly provided in this Agreement, no Approval is required to be obtained or made by or with respect to any Warrantor in connection with the execution, delivery or performance of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby.

4.6                               Valid Issuance.

(a)                                 The Purchased Shares, when issued, sold, and paid for in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer provided under this Agreement, the Restated Articles, the Shareholders Agreement and applicable securities laws. The Purchased Shares will be issued in compliance with all applicable securities laws. The Ordinary Shares issuable upon conversion of the Purchased Shares (the “Conversion Shares”) have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer provided under this Agreement, the Restated Articles, the Shareholders Agreement and applicable securities laws. The Conversion Shares will be issued in compliance with all applicable securities laws.

(b)                                 All presently outstanding Ordinary Shares of the Company and all outstanding options and other securities of the Company were duly and validly issued, fully paid and non-assessable, and are free and clear of any liens and have been issued in full compliance with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Securities Act.

(c)                                  Each holder of the Ordinary Shares is holding such Ordinary Shares for its own account and not for the benefit of any other Person.

4.7                               No Violation. Neither the execution and delivery of this Agreement or the other Transaction Documents nor the full performance of its obligations by any Warrantor hereunder or thereunder will (a) violate any applicable Law to which such Warrantor is subject, (b) conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate or cancel any contract or agreement by which such Warrantor is bound or (c) violate any constitutive documents of such Warrantor.

4.8                               Financial Statements.

(a)                                 As of the Closing Date, the Company has delivered to the Purchaser a complete and accurate copy of the Financial Statements. The Financial Statements of each Key Subsidiary (i) have been prepared in accordance with the books and records of such Key Subsidiary, and (ii) fairly present the financial condition and position of such Key Subsidiary as of the dates indicated therein and the results of operations and cash flows of such Key Subsidiary for the periods indicated therein in all material aspects, except for the absence of notes, and (iii) were prepared in accordance with PRC GAAP, applied on a consistent basis throughout the periods involved.

(b)                                 There are no liabilities of each Key Subsidiary other than those reflected or reserved against on the Financial Statements of such Key Subsidiary, except for liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with its past practices. All transactions conducted by the Group Companies have been duly recorded on their books and in their accounting records to the extent required by applicable accounting provisions and regulations.

4.9                               Real Properties.

(a)                                 None of the Group Companies owns any title or similar interest in any real property.

(b)                                 Except as disclosed in Section 4.9 of the Disclosure Schedule, all leases of real property to which a Group Company is a party are valid and effective in accordance with their respective terms and there exists no material default thereunder or occurrence or condition which could result in a material default thereunder or termination thereof. Except as disclosed in Section 4.9 of the Disclosure Schedule, the relevant Group Company holds valid leasehold interests in all properties leased by it.

4.10                        Properties and Assets. Each Group Company has good and marketable titles to, or valid rights to use, all of its properties and assets (whether tangible or intangible) that it purports to own (including as reflected in the Financial Statements) or that it uses, free and clear of any and all Liens of any party other than the lessors of such property and assets in the case that it is leased by such Group Company. Such properties and assets collectively represent all properties and assets necessary for the conduct of the business of such Group Company as presently conducted and as proposed to be conducted, and have been properly maintained and are in good working condition.

4.11                        Intellectual Property.

(a)                                 Each of the Group Companies owns all right, title and interest in and to, free and clear of all Liens, or has all necessary and valid rights to use, all of the Company Intellectual Property, and no item of the Company Intellectual Property is subject to any outstanding Order. The Company Intellectual Property is valid, enforceable, and subsisting, in full force and effect, and has not been cancelled, expired or abandoned. There is no notice, claim or assertion that any item of the Company Intellectual Property is invalid and there is no actual, pending or, to the best knowledge of any Group Company, threatened claim, action, opposition, re-examination, interference or cancellation proceeding with respect thereto. Section 4.11(a) of the Disclosure Schedule sets forth a complete and accurate list of each item of the Company Intellectual Property.

(b)                                 None of the Group Companies has interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties due to its use of Company Intellectual Property, or has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation, nor is any of such Group Companies aware of any reasonable basis therefor. No third party has interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of such Group Companies. There are no outstanding options, licenses or agreements of any kind granted by any Group Company relating to Intellectual Property owned by any Group Company, and such Group Company is not bound by or a party to any options, licenses or agreements of any kind with respect to Intellectual Property owned by any other person or entity, except for standard end-user agreements with respect to commercially available Intellectual Property such as “off the shelf” computer software all of which are valid and fully paid.

(c)                                  The Group Companies have used reasonable best efforts to protect their title and ownership in the Company Intellectual Property and the confidentiality of their trade secrets.

(d)                                 None of the Group Companies is aware that any of its officers or employees or consultants is obligated under any Contract, or subject to any Order, that would interfere with the use of his best efforts to promote the interests of such Group Company or that would conflict with the business as currently conducted or as proposed to be conducted by such Group Company, or that would prevent such officers or employees or consultants from assigning to such Group Company all Intellectual Property conceived, developed or reduced to practice in connection with services rendered to such Group Company. Neither the execution nor delivery of this Agreement nor the carrying on of the business as currently conducted or as proposed to be conducted by any Group Company, will, to the best knowledge of any Group Company, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a violation or default under, any such Contract or Order under which any of such officers or employees are currently obligated. None of the Group Companies believes it is or will be necessary to utilize any inventions of any of its officers or employees (or people it currently intends to hire) made prior to or outside the scope of their employment by such Group Company.

4.12                        Material Contracts.

(a)                                 On the date hereof, except for Contracts relating to entities, including without limitation partnership, joint venture, limited liability company, invested by but not Controlled by the Group Companies or as set forth in Section 4.12(a) of the Disclosure Schedule, none of the Group Company is a party to or bound by:

(i)                                     any Contract relating to the formation, creation, operation, management or Control of a partnership, joint venture, limited liability company or similar arrangement;

(ii)                                  any Contract involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of any Group Company extended in the ordinary course of business), or investment in, any Person, of more than RMB15,000,000 in any calendar year on its face;

(iii)                               any Contract involving indebtedness or obligation (contingent or otherwise) of any Group Company of more than RMB15,000,000;

(iv)                              any Contract that involves, or contains restrictions with respect to, (A) payment of dividends or other distributions with respect to equity interests of any Group Company, (B) pledging of share capital of any Group Company, or (C) the issuance of a guaranty by any Group Company;

(v)                                 any Contract that contains a put, call or similar right pursuant to which any Group Company could be required to purchase or sell, as applicable, any equity interests of any Person or material assets;

(vi)                              any non-competition Contract or other Contract that purports to limit, curtail or restrict the ability of any Group Company to compete in any geographic area, industry or line of business or grants exclusive rights to the counterparty thereto;

(vii)                           any Contract involving copyright, or any other Intellectual Property that is material to any Group Company other than those in the ordinary course of business;

(viii)                        any Contract that contains provisions on “most favored nations”, or rights of first refusal or similar rights over any of the Ordinary Shares, the Series A Preferred Shares and the Series B Preferred Shares;

(ix)                              any Contract that involves the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities of any Group Company, or the acquisition or disposition of any assets or business by any Group Company involving an amount of not less than RMB15,000,000;

(x)                                 any Contract pursuant to which any Person obtains Control of any Group Company;

(xi)                              any Contract involving the waiver, compromise, or settlement of any Action over RMB15,000,000; or

(xii)                           any Contract that is otherwise material to a Group Company.

Each such Contract described above is referred to herein as a “Material Contract”, which shall include, inter alia, all of the Control Documents. Section 4.12(a) of the Disclosure Schedule contains a true, correct and complete list of all Material Contracts, and a copy of each Material Contract has been provided by the Company to the Purchaser.

(b)                                 (i) Each Material Contract is a legal, valid and binding obligation of each Group Company that is a party thereto and, to the best knowledge of any Group Company, the other parties thereto, enforceable against them in accordance with its terms, in each case subject, as to enforcement of remedies, to the Bankruptcy and Equity Exception, (ii) none of the Group Companies nor, to the best knowledge of any Group Company, any other party thereto is in material breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through any Group Company’s action or inaction or, to the best knowledge of any Group Company, the action or inaction of any third party, that, with or without due notice or lapse of time or both, would constitute a material breach or violation of, or default under, any Material Contract, and (iii) the Group Companies have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

4.13                        Control Documents. Except as disclosed in Section 4.13 of the Disclosure Schedule, each of the representations and warranties as follows is true and accurate with respect to Domestic Companies:

(a)                                 The Control Documents enable the Company to consolidate the Financial Statements with the Domestic Companies. Each party to the Control Documents has the legal right, power and authority (corporate and other) to enter into and perform its obligations under each Control Document to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Control Document to which it is a party.

(b)                                 Each executed Control Document constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies.

(c)                                  Each Control Document is in proper legal form under applicable Law of the PRC for the enforcement thereof against each of the parties thereto in the PRC without further action by any of them except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)                                 The execution and delivery by each party named in each Control Document, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its corporate documents as in effect at the date hereof, any applicable Law, or any contract to which any Group Company is a party or by which any Group Company is bound, (ii) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any indebtedness or other liability of any Group Company or to increase the rate of interest presently in effect with respect to any indebtedness of any Group Company, or (iii) result in the creation of any Lien upon any of the properties or assets of any Group Company.

(e)                                  All consents required in connection with the Control Documents have been made or unconditionally obtained in writing, and no such consent has been withdrawn or is subject to any condition precedent, which has not been fulfilled or performed.

(f)                                   Each Control Document is in full force and effect and no party to any Control Document is in breach or default in the performance or observance of any of the terms or provisions of such Control Document. None of the parties to any Control Document has sent or received any communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened by any of the parties thereto.

(g)                                  The share pledge agreements as part of the Control Documents of Domestic Companies have been duly registered with competent PRC Governmental Authority.

4.14                        Litigation.

(a)                                 There is no Action pending or, to the best knowledge of any Group Company, threatened, against any Group Company or the business of any Group Company, and no Warrantor is aware of any event or circumstance that may form a basis for any such Action, except as disclosed in Section 4.14 of the Disclosure Schedule. The foregoing includes Actions pending or threatened against the Company, any other Group Companies or the business of the Group Companies (or any basis therefor known to any Group Company) involving the prior employment of any employee of any Group Company, their use in connection with the business of the Group Companies of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with former employers.

(b)                                 None of the Group Companies is a current party or is currently subject to the provisions of any Order.

(c)                                  Except as disclosed in Section 4.14 of the Disclosure Schedule, there is no Action by any Group Company that is currently pending or that any Group Company currently intends to initiate.

(d)                                 Except as disclosed in Section 4.14 of the Disclosure Schedule, there is no Action pending or, to the best knowledge of any Group Company, threatened, against any Group Company or any director, officer, agent, employee, or any other Person acting for or on behalf of such Group Company, alleging a violation of any applicable Law, including the Anti-Corruption Laws.

4.15                        Compliance with Laws; Governmental Consents and Permits.

(a)                                 General Compliance. Except as disclosed in Section 4.15 of the Disclosure Schedule, the Group Companies are, and have been in all material respects in compliance with, all applicable Laws, including any Laws in connection with peer-to-peer lending and the Anti-Corruption Laws. Except as disclosed in Section 4.15 of the Disclosure Schedule, each Group Company has all Approvals necessary for the conduct of its business as currently conducted and as proposed to be conducted and is in compliance thereof in all material respects.

(b)                                 The PRC Companies. The constitutive documents, Contracts and certificates of each PRC Company are valid and have been duly approved or issued (as applicable) by competent PRC Governmental Authorities. The capital and organizational structure of each PRC Company and the business conducted by such PRC Company are in full compliance with relevant PRC Laws in all material respects. All Approvals required under PRC Laws for the due and proper establishment and operation of each PRC Company have been duly obtained from the relevant PRC Governmental Authorities or completed in accordance with the relevant Laws, and are in full force and effect. In respect of Approvals requisite for the conduct of any part of the business of such PRC Company which are subject to periodic renewal, the Company has no reason to believe that such requisite renewals will not be timely granted by the relevant PRC Governmental Authorities. Each PRC Company has been conducting and will conduct its business activities within the permitted scope of business, and has been operating or will operate its business in full compliance in all material respects with all relevant legal requirements and with all requisite Approvals granted by the competent PRC Governmental Authorities. No PRC Company has received any letter or notice from any Governmental Authority notifying revocation of any Approvals issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(c)                                  SAFE Compliance. All SAFE Rules and Regulations have been fully complied with and all requisite Approvals required under the SAFE Rules and Regulations in relation thereto, in each case relating to the direct or indirect holding of Equity Securities in the Company and HK Subsidiary have been duly and lawfully obtained and are in full force and effect, and there exist no grounds on which any such Approval may be cancelled or revoked or any PRC Company or its legal representative may be subject to liability or penalties for misrepresentations or failures to disclose information to the issuing SAFE. Each Person who beneficially owns any Equity Securities of the Company and HK Subsidiary and is required to comply with the SAFE Rules and Regulations has registered with SAFE with respect to their direct or indirect holdings of Equity Securities in the Company and HK Subsidiary in accordance with the SAFE Rules and Regulations. Such Person has not received any oral or written inquiries, notifications, orders or any other forms of correspondence from SAFE with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

(d)                                 Securities Act Compliance. Subject to the truth and accuracy of the representations of the Purchaser set forth in Section below, the offer, sale and issuance of the Purchased Shares in conformity with the terms of this Agreement are exempt from the registration and qualification requirements of all applicable securities Laws, including the Securities Act.

(e)                                  FCPA Compliance. None of the Group Companies or, to the Company’s knowledge, any of their directors, administrators, officers, board of directors (supervisory and management) members or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (i) any foreign official (as such term is defined in the United States Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations promulgated thereunder) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or (ii) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (i) and (ii) above in order to assist any Group Company to obtain or retain business for, or direct business to any Group Company, as applicable, subject to applicable exceptions and affirmative defenses. None of the Group Companies or any of their respective directors, administrators, officers, board of directors (supervisory and management) members or employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation subject to applicable exceptions and affirmative defenses.

4.16                        Compliance with Other Instruments and Agreements. None of the Group Companies is in nor shall the business as currently conducted or proposed to be conducted result in any material violation, breach or default of any term or provision of the constitutive documents, or of any term or provision of any Contract to which such Group Company is a party or by which it may be bound. None of the activities, Contracts or rights of any Group Company is ultra vires or unauthorized.

4.17                        Activities Since Balance Sheet Date. Since the Balance Sheet Date, except as contemplated under any Transaction Documents, (i) the Group Companies have operated their respective business in the ordinary course consistent with past practice; (ii) there has not been any event or development that has or would have, individually or in the aggregate, a Material Adverse Effect; and (iii) particularly, with respect to each Group Company, there has not been:

(a)                                 any change in the assets, liabilities, financial condition or operating results of such Group Company from that reflected in the Financial Statements, except for changes in the ordinary course of business of such Group Company that do not and would not have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 any change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise, that would have a Material Adverse Effect;

(c)                                  any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of such Group Company (as presently conducted and as proposed to be conducted);

(d)                                 any waiver by such Group Company of a valuable right or of any debt, that would have a Material Adverse Effect;

(e)                                  any satisfaction or discharge of any Lien or payment of any obligation by such Group Company, except for such satisfaction, discharge or payment made in the ordinary course of business of such Group Company that does not and would not have, individually or in the aggregate, a Material Adverse Effect;

(f)                                   any material and adverse change or amendment to a Material Contract or any constitutive document of any Group Company, except for changes or amendments which are expressly provided for in this Agreement;

(g)                                  except in the ordinary course of business consistent with its past practice, any sale, assignment or transfer of any Intellectual Property or other intangible assets of such Group Company;

(h)                                 any mortgage, pledge, transfer of a security interest in the ordinary course of business in accordance with past practice, or Lien created by such Group Company, with respect to any of such Group Company’s properties or assets and except for Liens to secure debt, obligation or liability of the Group Companies;

(i)                                     any debt, obligation, or liability incurred, assumed or guaranteed by such Group Company individually in excess of RMB15,000,000, or in excess of RMB90,000,000 in the aggregate;

(j)                                    any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any of such Equity Securities by such Group Company, except as expressly permitted by this Agreement;

(k)                                 any transactions with any of its officers, directors, key employees or Affiliates (other than the transactions contemplated by the Control Documents) over RMB20,000,000;

(l)                                     any change in the accounting methods or practices, or any revaluation of any assets, of any Group Company; or

(m)                             any agreement or commitment by such Group Company to do any of the things described in this Section 4.17.

4.18                        Tax Matters. The provisions for Taxes in the Financial Statements and the financial statements of other Group Companies are sufficient for the payment of all accrued and unpaid applicable Taxes of each Key Subsidiary and each Group Company, whether or not assessed or disputed as of the Balance Sheet Date. There have been no examinations or audits of any Tax Returns by any applicable Governmental Authority. Each Group Company has duly and timely filed all Tax Returns required to have been filed by it and all such Tax Returns are true, correct, and complete in all material respects. Each Group Company has paid all Taxes which are due and payable (whether or not shown on any Tax Return) and no Tax Liens are currently in effect against any of the assets of any Group Company. None of the Group Companies is subject to any waivers of applicable statutes of limitations with respect to Taxes for any year. Since the Balance Sheet Date, none of the Group Companies has incurred any Taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all Taxes, assessments and governmental charges with respect to its business, properties and operations for such period. No written claim has ever been made by any Governmental Authority in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction. None of the Group Companies has received notice of any proposed or determined Tax deficiency or assessment from any Governmental Authority. No issues relating to Taxes of any Group Company were raised by the relevant Governmental Authorities in any completed audit or examination. Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts due or owing to any employee, independent contractor, creditor, stockholder or other third party. No Group Company is, has ever been, nor will become, as a result of the transactions contemplated herein, a CFC. No Group Company has been nor will be, as a result of the transactions contemplated herein, a PFIC. Each Group Company is currently and at all times will be classified as a corporation (and not as a partnership) for U.S. federal income tax purposes and that it will not take any action (including the making of any election) inconsistent with such classification as a corporation. None of the Group Companies is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, a jurisdiction other than the jurisdiction in which it has been established.

4.19                        Interested Party Transactions. Except as disclosed in Section 4.19 of the Disclosure Schedule, no Interested Party (a) currently has or has had direct or indirect interests in (i) any Contract over RMB20,000,000 to which any Group Company is a party or by which it or its properties may be bound or affected, or (ii) any Person with which any Group Company has a business relationship with a value over RMB20,000,000, or any Person that competes with any Group Company, and (b) is indebted to any Group Company nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any Interested Party, in each case other than for accrued salaries, reimbursable expenses or other standard employee benefits or less than RMB20,000,000.

4.20                        Employment Matters.

(a)                                 Except as disclosed in Section 4.20 of the Disclosure Schedule, each Group Company (i) is in compliance in all material respects with all applicable Laws respecting employment, employment practices and terms and conditions of employment, including the applicable PRC Laws pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits and pensions; (ii) has withheld and reported all amounts required by any applicable Law or any Contract to be withheld and reported with respect to wages, salaries and other payments to employees; (iii) is not liable for any arrear of wages, Tax or penalty for failure to comply with any of the foregoing; and (iv) other than as required by applicable Laws, is not liable for any payment to any trust or fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees.

(b)                                 There is no share incentive, share option, profit sharing, bonus or other incentive arrangement for or affecting any current or former employee or worker of any Group Company except as expressly contemplated under this Agreement and as set forth in Section 4.20 of the Disclosure Schedule.

(c)                                  Except as required by applicable Laws and as set forth in Section 4.20 of the Disclosure Schedule, no Group Company has or maintains any employee benefit plan, employee pension plan, medical insurance, or life insurance to which any Group Company contributed or is obligated to contribute thereunder for current or former employees of any Group Company.

(d)                                 There are no pending or, to the best knowledge of any Group Company, threatened or reasonably anticipated Actions against any Group Company under any worker’s compensation policy or long-term disability policy. No Group Company has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee.

(e)                                  Domestic Company I has entered into an employment agreement and confidentiality agreement with each of its key employees.

4.21                        Insurance. None of the Group Companies has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other person in relation to any such Group Company’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies and there are no claims outstanding and no circumstances which would give rise to any claim under any such policies of insurance.

4.22                        Disclosure. No representation or warranty made by any Warrantor in this Agreement and no information or materials provided by any Warrantor to the Purchaser in connection with the negotiation, execution or performance of this Agreement and the other Transaction Documents contains any untrue statement of a fact, or omits to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.                                      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company, as of the date hereof and the Closing Date (except as to any representations and warranties that specifically relate to an earlier date, and then as of such earlier date), as follows:

5.1                               Due Authorization. The Purchaser has all requisite power, authority and capacity to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and the other Transaction Documents, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms and subject, as to enforcement of remedies, to the Bankruptcy and Equity Exception.

5.2                               Purchase for Own Account. The Purchaser’s Purchased Shares will be acquired for the Purchaser’s own account, not as a nominee or agent and not with a view to or in connection with the sale or distribution of any part thereof.

5.3                               Exempt from Registration; Restricted Securities. The Purchaser understands that its Purchased Shares will not be registered under the Securities Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act or the registration or listing requirements of any other applicable securities laws and regulations. The Purchaser understands that its Purchased Shares are restricted securities within the meaning of Rule 144 under the Securities Act; that the Purchased Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

5.4                               Consents and Approvals. Except as expressly provided in this Agreement, no consent, approval, license, permit, order or authorization of, or notice to, or registration, declaration or filing with, any Governmental Authority or any third party is required to be obtained or made by or with respect to the Purchaser in connection with the execution, delivery or performance of this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby.

5.5                               No Violation. Neither the execution and delivery of this Agreement or any of the other Transaction Documents nor the full performance of its obligations by the Purchaser hereunder or thereunder will (a) violate any applicable Law to which the Purchaser is subject, (b) conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate or cancel any contract or agreement by which the Purchaser is bound, or (c) violate any constitutive documents of the Purchaser.

6.                                      COVENANTS OF WARRANTORS

Each of the Warrantors, jointly and severally, covenants to the Purchaser as follows:

6.1                               Use of Proceeds. The proceeds from the issuance of the Purchased Shares to the Purchaser at the Closing shall be used for the development and operation of the Business, including, for capital expenditure and general corporate purposes, unless otherwise notified by and/or subject to the consent by (which consent shall not be unreasonably withheld) the limited partner of the Purchaser, and the limited Partner of the Purchaser shall cause the Purchaser to notify the Company of such notification and/or consent in writing.

6.2                               Interim Business of the Group Companies. Except as expressly contemplated by this Agreement or as required by applicable Law, between the date of this Agreement and the Closing Date, the business of the Company shall be conducted in the usual, regular, and ordinary course of business in substantially the same manner as heretofore conducted.

6.3                               Compliance.

(a)                                 Compliance with Laws. Each of the Group Companies shall, and each of the Warrantors shall cause the Group Companies to, conduct their respective business as now conducted and as proposed to be conducted in compliance with all applicable Laws on a continuing basis, including the Laws regarding foreign investments, peer-to-peer lending, corporate registration and filing, conduct of the Business, registration for internet content provision, import and export, foreign exchange, advertisement, Intellectual Property, labor and social welfare, and taxation.

(b)                                 SAFE Registration. Each of the Warrantors shall use its best efforts to cause any Person who is a PRC resident (as defined in the SAFE Rules and Regulations) and beneficially holds Equity Securities in the Company to, at such Person’s expense, fully comply with all requirements of the PRC Governmental Authorities with respect to his or her direct and/or indirect holding of Equity Securities in the Company on a continuing basis (including all reporting obligations imposed by and all Approvals required by the SAFE Rules and Regulations and the PRC Governmental Authorities in connection therewith).

(c)                                  Tax Matters. The Company will comply and will cause any entity which the Company Controls or in which the Company owns Equity Securities (directly or indirectly) to comply on an annual basis with respect to its taxable year with all record-keeping, reporting, and other requirements necessary for the Company and any entity which the Company Controls or in which the Company owns Equity Securities (directly or indirectly) to comply with any applicable tax Law in all material respects or to allow any direct or indirect shareholder or owner to avail itself of any applicable provision of tax Laws.

(d)                                 Keeping of Records and Books of Account. The Company will keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with US GAAP consistently applied, reflecting all financial transactions of the Company and such Subsidiary, to the extent required by US GAAP, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made in accordance with US GAAP.

6.4                               Access and Information. From the date hereof until the Closing, the Warrantors shall permit the Purchaser or any officer, employee, advisor, or other representative thereof to (a) visit and inspect the properties of the Group Companies, (b) inspect the contracts, books of account, records, ledgers, financial and operating data, and other documents and data of the Group Companies, (c) discuss the business, affairs, finances and accounts of the Group Companies with officers, employees, consultants, accountants, advisors and other representatives of the Group Companies, and (d) review such other information as the Purchaser reasonably requests, in each case during normal business hours with reasonable advance notices and in such a manner so as not to unreasonably interfere with the normal operations of the Group Companies. The Parties agree that no information or knowledge obtained pursuant to this Section 6.4 by the Purchaser in connection with its due diligence will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions.

6.5                               Notice. Each Warrantor shall promptly advise the Purchaser of any action or event of which such Warrantor becomes aware and which would have the effect of making incorrect any representations and warranties of any Warrantor if given with reference to facts and circumstances then existing or of rendering any covenants of any Warrantor incapable of performance.

6.6                               Efforts to Fulfill Closing Conditions. The Parties shall use their best efforts to ensure that the conditions set forth in Section 7 (in the case of the Warrantors) and Section 7.9 (in the case of the Purchaser) will be fulfilled by the Closing Date.

7.                                      CONDITIONS TO PURCHASER’S OBLIGATIONS AT CLOSING

The obligations of the Purchaser to consummate the transactions under Section 2.2 are subject to the fulfillment, to the satisfaction of the Purchaser on or prior to the Closing, or waiver by the Purchaser, of the following conditions:

7.1                               Representations and Warranties True and Correct. The representations and warranties set forth in Section 4 shall be true, correct and complete and not misleading when made, and shall be true, correct and complete and not misleading as of the Closing Date with the same force and effect as if they have been made on and as of the Closing.

7.2                               Performance of Obligations. Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

7.3                               Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby, including shareholder resolutions and board resolutions of the Company, and all documents and instruments incident to such transactions, including explicit waiver of pre-emptive rights by the Company or its shareholders, as applicable, shall be satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all such counterpart originals, certified copies or such other true copies of documents as the Purchaser may reasonably request.

7.4                               Approvals, Consents and Waivers. Each Warrantor shall have obtained any and all Approvals and waivers necessary for the consummation of the transactions contemplated hereby, each of which shall be in full force and effect as of the Closing, including the consent of the Series A Director or the Series A Majority to the incorporation of a subsidiary of the Company as a special purpose vehicle (the “SPV”) as the holder of the Designated Account to receive the Purchaser Price.

7.5                               No Material Adverse Effect. There shall have been no Material Adverse Effect since the Balance Sheet Date.

7.6                               Approval by the Purchaser. The Purchaser shall have obtained all necessary internal approvals, including but not limited to the approval from its respective investment committees or the investment committees of its respective holding companies (if applicable) in respect of transactions contemplated in this Agreement.

7.7                               Amendments to Constitutional Documents. The Restated Articles shall have been duly adopted by the Company by all necessary corporate actions of its board of directors and shareholders and shall be in full force and effect.

7.8                               Execution of Shareholders Agreement. At the Closing, the shareholders of the Company shall have executed and delivered an amended and restated shareholders agreement of the Company, or a new shareholders agreement of the Company that supersedes all existing amended and restated shareholders agreement in respect of the Company substantially in the form attached hereto as Exhibit A (the “Shareholders Agreement”).

7.9                               Observer. One designee of the limited partner of the Purchaser shall have been appointed as an observer on the board of directors of the Company effective as of the Closing Date.

7.10                        Opinion of Counsels. The Purchaser shall have received legal opinions from (i) the Cayman Islands, the British Virgin Islands, and PRC counsels to the Group Companies, and (ii) the Hong Kong counsel addressed to the limited partner of the Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to the Purchaser and/or the limited partner of the Purchaser (as the case may be).

7.11                        Due Diligence. The Purchaser shall have completed its business, legal and financial due diligence investigation of the Group Companies to its satisfaction.

7.12                        Compliance Certificate. The Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date, signed by its directors or senior executive officers, certifying that the conditions specified in Sections 7.1 through 7.5 have been fulfilled.

7.13                        Financial Statements. The Company shall have delivered the Financial Statements to the Purchasers.

7.14                        SPV. The Company shall have incorporated the SPV and the SPV shall have three (3) directors at all times, among which two (2) directors shall be appointed by the Company and one (1) director shall be nominated by the limited partner of the Purchaser. The SPV shall have established the Designated Account at Nanyang Commercial Bank, Limited for the purpose of receiving the entire Purchaser Price in connection with the sale of the Purchaser Shares under this Agreement.

8.                                      CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company to consummate the transactions under Section 2.2 are subject to the fulfillment, to the satisfaction of the Company on or prior to the Closing, or waiver by the Company, of the following conditions:

8.1                               Representations and Warranties True and Correct. The representations and warranties of the Purchaser contained in Section 4.14 shall be true, correct and complete when made, and shall be true, correct and complete as of the Closing Date with the same force and effect as if they have been made on and as of the Closing.

8.2                               Performance of Obligations. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

8.3                               Execution of Shareholders Agreement. At the Closing, the Purchaser shall have executed the Shareholders Agreement.

9.                                      INDEMNITY

9.1                               Survival. The representations and warranties of the Warrantors contained in this Agreement on the Closing Date shall survive the Closing for a period of 24 months after the Closing; provided that the representations and warranties of the Warrantors contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8(b) shall survive the Closing indefinitely.

9.2                               Indemnification. To the fullest extent permitted by Laws, each Warrantor, jointly and severally, covenants and agrees to indemnify and hold harmless each Indemnified Person, from and against any and all Losses, as incurred, insofar as such Losses arise out of or are based upon:

(a)                                 any inaccuracy in or breach of any representations or warranties made by the Warrantors in this Agreement or any other Transaction Document;

(b)                                 any failure of any Warrantor to perform any of its obligations under, or comply with any provisions of, this Agreement or any other Transaction Document;

(c)                                  any Loss arising from or in connection with any non-compliance with Laws with respect to peer-to-peer lendings incurred on or before the Closing; and

(d)                                 any Loss arising from or in connection with the validity or enforceability of the Control Documents.

If and to the extent that such indemnification is unenforceable for any reason, the Company will make the maximum contribution to the payment and satisfaction of the indemnified liabilities permissible under applicable Law. The representations and warranties set forth in Section 4 are not extinguished or affected by an investigation made by or on behalf of an Indemnified Person into the affairs of any of the Company and its Subsidiaries or by any other event or matter. In no event shall Warrantors be obligated to indemnify an Indemnified Person for Losses resulting directly and solely from the gross negligence or willful misconduct of such Indemnified Person.

9.3                               Procedure. Each Indemnified Person will notify each Warrantor in writing of any Action against such Indemnified Person in respect of which any Warrantor is or may be obligated to provide indemnification hereunder promptly after the receipt of notice or knowledge of the commencement thereof. The failure of any Indemnified Person to notify any Warrantor shall not relieve such Warrantor from any liability or obligation which it may have to such Indemnified Person under this Section 9.3 or otherwise unless the failure to so notify results in the forfeiture by such Warrantor of substantial rights and defenses and will not in any event relieve such Warrantor from any obligations other than the indemnification provided for herein. Each Warrantor will have the right to participate in, and, to the extent the indemnifying Party so desires, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Person. However, the Indemnified Person will have the right to retain separate counsel and to participate in the defense thereof, with the reasonable documented fees and expenses of such counsel to be paid by the Warrantors if representation of such Indemnified Person by the counsel retained by the Warrantors would be, in the Indemnified Person’s view, inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The Warrantors will be responsible for the expenses of such defense even if the indemnifying Party does not elect to assume such defense. None of the Warrantors may, except with the consent of the Indemnified Person, consent to the entry of any judgment or enter into any settlement which does not include as a term thereof the unconditional release of the Indemnified Person of all liability in respect of such claim or litigation.

9.4                               Limitations on Indemnification. No Indemnified Person will be entitled to indemnification under Section 9.2 until such time as the aggregate of all claims for Losses that the Indemnified Person may have under Section 9.2 exceeds US$1,000,000 (the “Indemnity Threshold”), and that once the aggregate amount of such Losses exceeds the Indemnity Threshold, then the Indemnified Person will be entitled to recover the full amount of such Losses and not only the exceeding portion. Notwithstanding anything to the contrary set forth herein, the aggregate amount of Losses the Warrantors shall be liable for under this Agreement shall in no event be greater than the total amount of Purchase Price payable by the Purchaser.

10.                               MISCELLANEOUS

10.1                        Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the Laws of Hong Kong without giving effect to any choice of law rule that would cause the application of the Laws of any jurisdiction other than the Laws of Hong Kong to the rights and duties of the Parties hereunder.

10.2                        Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties. This Agreement and the rights and obligations therein may not be assigned by any Party without the written consent of the other Parties, provided that the Purchaser may assign any or all of its rights and obligations hereunder to its Affiliates.

10.3                        Entire Agreement. This Agreement and the other Transaction Documents, including the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement among the Parties with regard to the subjects hereof and thereof.

10.4                        Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Parties, upon delivery; (b) when sent by facsimile at the number set forth in Schedule C, upon receipt of confirmation of error-free transmission; (c) seven Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Parties as set forth in Schedule C; or (d) three Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the Parties as set forth in Schedule C with next business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider. Each Party making a communication hereunder by facsimile shall promptly confirm by telephone to the Party to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.4 by giving, the other Parties written notice of the new address in the manner set forth above.

10.5                        Amendments. Any term of this Agreement may be amended only with the written consents of the Company and the Purchaser.

10.6                        Delays or Omissions; Waivers. No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach or default of any Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring, or any waiver of any other breach or default theretofore or thereafter occurring. Any waiver by any Party of any condition or breach of default under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Laws or otherwise afforded to any Party shall be cumulative and not alternative.

10.7                        Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to sections and schedules herein are to sections and schedules of this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) the terms “herein”, “hereof, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iii) the masculine, feminine, and neuter genders will each be deemed to include the others; and (iv) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

10.8                        Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or PDF format), each of which shall be an original, but all of which together shall constitute one instrument. This Agreement shall become effective when each Party shall have signed a counterpart and delivered (including by telecopy or email) to the other Parties.

10.9                        Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

10.10                 Confidentiality and Non-Disclosure.

(a)                                 The terms and conditions of the Transaction Documents (collectively, the “Financing Terms”), including their existence, shall be considered strictly confidential information and shall not be disclosed by any of the Parties to any other Person except in accordance with the provisions set forth below.

(b)                                 Notwithstanding the foregoing, each of the Group Companies and the Purchaser, as appropriate, may disclose any of the Financing Terms to their respective Affiliates, directors, employees, investment bankers, lenders, accountants and attorneys on an as-need-to-know basis, in each case only where such Persons are under appropriate nondisclosure obligations.

(c)                                  Each Party to this Agreement hereby acknowledges, affirms and agrees that it shall not and shall procure its Affiliates not to make any announcement or other publicity in connection with the Financing Terms without the consents of other Parties as to its content, form and manner of publication; provided that the Company may make announcement or other publicity in connection with the Financing Terms if such action is necessary for its performance of obligations under the Transaction Documents, in which case the Company shall promptly notify the other Parties hereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

(d)                                 In the event that any Party is requested or becomes legally compelled (including, pursuant to securities Laws) to disclose the existence or content of any of the Financing Terms hereof in contravention of the provisions of this Section 10.10, such Party (the “Disclosing Party”) shall promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be given to such information to the extent reasonably requested by the other Parties.

(e)                                  Notwithstanding any other provision of this Section 10.10, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted Party learns from a third party having the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third party; (ii) information which is in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Party under a confidentiality obligation; (iii) information which enters the public domain without breach of confidentiality by the restricted Party; or (iv) disclosures to a Party’s accountants, attorneys or other professional advisors on an as-need-to-know basis so long as they agree to keep such disclosures confidential.

10.11                 Further Assurances. Each Party shall from time to time and at all times hereafter uses reasonable efforts to make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

10.12                 Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other. The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force at the time when the Arbitration Notice is submitted. There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration (the “Selection Period”). Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The chairman of the HKIAC shall select the third arbitrator. If either party to the arbitration fails to appoint an arbitrator with the Selection Period, the relevant appointment shall be made by the chairman of the HKIAC. The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 10.12, including the provisions concerning the appointment of the arbitrators, this Section 10.12 shall prevail. Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal. During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

10.13                 Expenses. Each Party shall bear its own costs and expenses in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents, provided, however, that if the transactions contemplated hereunder are consummated, then the Company shall bear the costs and expenses incurred by the Purchaser in connection with the transactions contemplated hereby (including due diligence, legal fees, accountant’s fees and any other out-of-pocket costs and expenses), provided that such costs and expenses shall not exceed US$60,000.

10.14                 Termination.

(a)                                 Circumstance for Termination. At any time prior to the Closing this Agreement may be terminated by written notice:

(i)                                     by the mutual written consent of the Parties;

(ii)                                     by the Company if the Purchaser is in breach of any provision of this Agreement, which breach would give rise to a failure to satisfy any condition set forth in Section 8, and such breach shall not have been cured within 30 days of written notice from the Company of such breach, provided that none of the Warrantors is, on the date of termination, in material breach of this Agreement;

(iii)                                    by the Purchaser if any Warrantor is in breach of any provision of this Agreement, which breach would give rise to a failure to satisfy any condition set forth in Section 7, and such breach shall not have been cured within 30 days of written notice from the Purchaser of such breach, provided that the Purchaser is not, on the date of termination, in material breach of this Agreement;

(iv)                                   by either of the Company or the Purchaser, if satisfaction of a closing condition of the terminating Party in Section 7 or 7.9 (as applicable) is impossible or if the Closing shall not have been consummated by 3 months from signing date hereof, provided that the terminating Party is not, on the date of termination, in material breach of this Agreement; and

(v)                                     by either of the Company or the Purchaser, if there shall be any Law or restriction of any Governmental Authority permanently restraining, enjoining or otherwise prohibiting or making illegal or impossible the consummation of any transaction contemplated under this Agreement.

(vi)                                   Effect of Termination. If this Agreement is terminated in accordance with Section 10.14(a), this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties and there shall be no liability on the part of any Party, except that the provisions of Sections 1, 9, and this Section 10 shall survive the termination of this Agreement, provided, that such termination shall not release any Party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have under this Agreement or applicable Laws or which may arise out of or in connection with such termination.

10.15                 Third Party Rights. Unless expressly provided to the contrary in this Agreement, other than China Cinda (HK) Asset Management Co., Ltd., a Person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap 623 of the laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement. Notwithstanding any term of this Agreement, the consent of any Person who is not a Party is not required to rescind or vary this Agreement at any time.

— REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK —

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Purchaser:

Cloud Water Capital Limited as general partner for and on behalf of Cinda 9F Investment LP

By:	/s/ Guan Zhikuan
	Name:	Guan Zhikuan
	Title:	Director

[Signature Page to Share Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Nine Fortune Limited

By:	/s/ Yifan Ren
	Name:	Yifan Ren
	Title:	Director

[Signature Page to Share Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

[Signature Page to Share Subscription Agreement]

SCHEDULE A

1.                                      Zhuhai Hengqin Jiufu Technology Co., Ltd. (珠海横琴玖富科技有限公司)

2.                                      Jiufu Jinke Holding Group Co., Ltd. (玖富金科控股集团有限责任公司)

SCHEDULE B

Particulars of Investment

Purchaser	Purchased Shares	Per Share Purchase Price		Total Purchased Price
Cinda 9F Investment LP	28,303 Series B Preferred Shares	US$	1,059.9583	US$	30,000,000

SCHEDULE C

Notice Address

IF TO CONTROLLING SHAREHOLDER:

Address:	40th Floor, Block B, Tower Three, Wangjing Soho, 1 Futongdong Ave, Chaoyang District, Beijing, PRC
Attention:	Yifan REN
Fax number:	010-85276997
Email:	ren1fan@qq.com

IF TO ANY WARRANTOR (OTHER THAN CONTROLLING SHAREHOLDER):

Address:	40th Floor, Block B, Tower Three, Wangjing Soho, 1 Futongdong Ave, Chaoyang District, Beijing, PRC
Attention:	Lei Sun
Fax number:	010-85276997
Email:	sunlei@9fbank.com.cn

IF TO THE PURCHASER:

Address:	Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands
Attention:	William Li / Zhou Peng / Luo Ye
Fax number:	(852) 2804 2135
Email:	william.li@cindahk.com / zhoupeng@cindahk.com / luoye@cindahk.com with a copy to:

China Cinda (HK) Asset Management Co., Ltd.

Address:	12/F, AIA Central, 1 Connaught Road Central, Central Hong Kong
Attention:	William Li / Zhou Peng / Luo Ye
Fax number:	(852) 2804 2135
Email:	william.li@cindahk.com / zhoupeng@cindahk.com / luoye@cindahk.com and another copy to:

Morrison & Foerster

Address:	33/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong
Attention:	Charles Chau / Donna Ko / Victoria Yip
Fax number:	852-2585 0800